As filed with the Securities and Exchange Commission on October 28, 2009

Registration No. 333-146405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VELOCITY OIL & GAS, INC.
(Name of small business issuer in its charter)

Nevada	1311	20-5465816
(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial Classification	Identification No.)
organization)	Code Number)

Graha  Mandiri, Floor 18
Jl lman Bonjol No. 61
Jakarta Pusat 10310
Indonesia
+62 813 812 18069
 (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Edwargo Setjadiningrat
President
Graha  Mandiri, Floor 18
Jl lman Bonjol No. 61
Jakarta Pusat 10310
Indonesia
+62 813 812 18069
 (Name, address and telephone number of agent for service)

Copies to:

David M. Loev,		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. (  )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registrant hereby amends this registration statement after the effective date of the registration statement, May 7, 2008, so as to be in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.  Furthermore, this amended registration statement also removes from registration 781,000 shares of the registrant’s common stock which were originally registered on its initial registration statement, of which 721,000 shares were originally registered in connection with the exercise of outstanding warrants, which warrants have since expired unexercised and 60,000 shares which were previously registered on behalf of selling stockholders who have since sold their shares.

PROSPECTUS

VELOCITY OIL & GAS, INC.

RESALE OF
1,960,500 SHARES OF COMMON STOCK

The selling stockholders listed on page 35 may offer and sell up to 1,960,500 shares of our common stock under this Prospectus for their own account.

In May 2008, we obtained quotation for our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol VOIG.OB; however, the market for our common stock is currently highly volatile, illiquid and sporadic.

We have not generated any revenues to date, had a working capital deficit of $106,753 and a total deficit accumulated during the exploration stage of $377,571 as of June 30, 2009.    If we are unable to raise the additional exploration capital for fiscal 2009 and 2010 we will be restricted in the implementation of our business plan.   If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for fiscal 2010, which would result in the value of our securities declining in value and/or becoming worthless.  If we raise the exploration capital required to implement our business plan we anticipate incurring net losses until and unless such oil and gas interests generate revenue through the production of oil and gas, of which there can be no assurance.

Moving forward, the Company is planning to focus its attention on geothermal energy, producing liquefied petroleum gas (“LPG”) and possibly other downstream energy/engineering projects in Indonesia, funding permitting, of which there can be no assurance.  We intend to seek out quality geothermal energy projects and acquire the expertise in this field of power generation through the alliance with other companies. We currently have a tentative list of potential acquisitions.  We will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with established companies and/or institutional investors in the field of geothermal energy to obtain the necessary funds we will require to move forward with our business plan.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS   _________, 2009

TABLE OF CONTENTS

Prospectus Summary	6
Summary Financial Data	8
Risk Factors	10
Use of Proceeds	17
Dividend Policy	17
Legal Proceedings	17
Directors, Executive Officers, Promoters and Control Persons	18
Security Ownership of Certain Beneficial Owners and Management	20
Interest of Named Experts and Counsel	20
Indemnification of Directors and Officers	21
Description of Business	22
Description of Property	24
Management's Discussion and Analysis of Financial Condition and Results of Operations	25
Certain Relationships and Related Transactions	28
Executive Compensation	30
Controls and Procedures	32
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	32
Market for Registrant’s Common Stock	32
Descriptions of Capital Stock	32
Shares Available for Future Sale	34
Plan of Distribution and Selling Stockholders	35
Additional Information	39
Legal Matters	39
Financial Statements	F-1
Dealer Prospectus Delivery Obligation	40

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "Velocity" refer to Velocity Oil & Gas, Inc., a Nevada corporation, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Velocity Oil & Gas, Inc.

We were formed as a Nevada corporation on May 16, 2006.  We have 110,000,000 shares of authorized stock, consisting of 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.  We are an oil and gas exploration company with limited operations, which has not generated any revenues to date, and does not anticipate being able to generate revenues until we can raise substantial additional capital.

We previously held oil and gas exploration assets, which have since expired or have been relinquished. The financial crisis of 2008 and the subsequent collapse of the natural gas prices have made drilling in the Gulf of Mexico unattractive.

The Company recently has formed an alliance with PT. SUMBER DAYA KELOLA (SDK) with which the Company will pursue a geothermal project in Indonesia. The Company is also evaluating the potential acquisition of a gas processing project. A suitable gas plant has been identified and negotiations on its purchase have commenced and have been agreed to, but the Company does not currently have any agreements in place with SDK.

Assuming we acquire these properties in the future, we will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with more established companies and/or institutional investors to move forward with our business plan.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	1,960,500 shares by selling stockholders

Common Stock Outstanding Before The Offering:	12,620,500 shares

Common Stock Outstanding After The Offering:	13,320,500 shares (which assumes the exercise of all 700,000 shares issuable in connection with the exercise of warrants being registered herein).

Use Of Proceeds:
We will not receive any proceeds from the shares offered by the selling stockholders in this offering, but may receive up to $207,500 in connection with the exercise of warrants previously sold to the selling stockholders as explained in greater detail under "Use of Proceeds."

Limited Market:
In May 2008, we obtained quotation for our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol VOIG.OB; however, the market for our common stock is currently highly volatile, illiquid and sporadic.

Need for Additional Financing:
We have not generated any revenues to date and anticipate the need for approximately $50,000 of additional funding during the next 12 months to continue our business operations, of which there can be no assurance will be raised.  If we are unable to raise the additional funding, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan.

Address:	Graha Mandiri, Floor 18
Jl lman Bonjol No. 61
Jakarta Pusat 10310
Indonesia

Telephone Number:	+62 813 812 18069

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below for the years ending December 31, 2008 and 2007 and the three and six months ending June 30, 2009 and 2008. We derived the summary financial information from our audited financial statements for the years ending December 31, 2008 and 2007, and our unaudited financial statements for the three and six months ending June 30, 2009 and 2008, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

SUMMARY BALANCE SHEET

	June 30,	December 31,	December 31,
	2009	2008	2007
ASSETS
CURRENT ASSETS
Cash	$460	$5,716	$1,286
Prepaid expense and other current assets	-	-	3,000
Total current assets	460	5,716	4,286

Property, plant and equipment, net of accumulated
depreciation of $3,346, $2,583, and $1,230, respectively	4,107	4,870	1,480
Unproved oil and gas properties	-	12,500	50,000

TOTAL ASSETS	$4,567	$23,086	$55,766

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$18,221	$16,938	$6,908
Accounts payable – related party	1,207	1,207	-
Accrued liabilities	87,785	52,406	100
Total current liabilities	107,213	70,551	7,008

Long-term advances - related party	90,692	55,286	17,536
Note payable to shareholders	12,764	12,764	8,264
Total liabilities	210,669	138,601	32,808

SUMMARY CONSOLIDATED STATEMENT OF EXPENSES

	Year Ended
	December 31,
	2008	2007

Operating expenses:
General and administrative	$145,890	$73,599
Impairment of oil and gas properties	20,020	-
Depreciation	1,353	903
Total operating expenses	167,263	74,502

Operating loss	(167,263)	(74,502)

Interest expense	(1,210)	(264)

Net loss	$(168,473)	$(74,766)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating expenses:
General and administrative	$39,596	$45,734	$76,493	$69,817
Impairment of oil and gas properties	12,500	-	12,500	-
Depreciation	381	323	762	549
Total operating expenses	52,477	46,057	89,755	70,366

Operating loss	(52,477)	(46,057)	(89,755)	(70,366)

Interest expense	(403)	(277)	(832)	(489)

Net loss	$(52,880)	$(46,334)	$(90,587)	$(70,855)

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "Velocity" and words of similar meaning in these Risk Factors refer to the Company):

Risks Relating To Our Planned Business Operations

WE WILL NEED ADDITIONAL FINANCING TO CONTINUE OUR BUSINESS PLAN, WHICH FINANCING, IF WE ARE UNABLE TO RAISE MAY FORCE US TO SCALE BACK OR ABANDON OUR BUSINESS PLAN.

We anticipate the need for approximately of $50,000 of additional funding moving forward to support our operations and continue our business plan.  Moving forward, we anticipate Frank Jacobs, our officer and Director and the Company’s largest shareholder, will continue funding us, although he has made no such commitments.  We also hope to raise additional funds through the sale of debt and/or equity to enable us to implement our corporate plan.

We do not currently have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.   If we are not able to raise the capital necessary to continue our business operations and/or we may be forced to abandon or curtail our business plan and/or suspend our business activities.

SHAREHOLDERS WHO HOLD UNREGISTERED SHARES OF COMMON STOCK COULD BE SUBJECT TO RESALE RESTRICTIONS PURSUANT TO RULE 144, DUE TO FINRA OR THE SEC STILL CONSIDERING THE COMPANY TO BE A “SHELL COMPANY”.

While the Company has taken the position that it is not a “shell company”, as outlined in a Form 8-K filing made by the Company in January 2009, FINRA or the SEC could put restrictions on the resale of unregistered shares of our common stock.

WE CURRENTLY HAVE NEGATIVE WORKING CAPITAL.

As stated above, we currently anticipate that we will be funded by our officer and Director, Frank Jacobs, moving forward, other than in connection with exploration investment, although he is not obligated to do such.  Additionally, we will need to raise substantial additional capital to continue our business operations.  Moving forward, we may be forced to raise such funds on unfavorable terms, if at all.  Our failure to raise additional capital could diminish the value of our securities and/or cause them to become worthless.

WE HAVE BEEN CONTACTED IN CONNECTION WITH VARIOUS MERGER AND ACQUISITION OPPORTUNITIES AND MAY CHOOSE TO ENTER INTO A MERGER AND/OR ACQUISITION TRANSACTION IN THE FUTURE.

We have been contacted by parties seeking to merge and/or acquire us. While we have no immediate plans to merge with or acquire any entity, in the event that we do enter into a merger and/or acquisition with a separate company in the future, our majority shareholders will likely change and new shares of common or preferred stock could be issued resulting in substantial dilution to our then current shareholders. As a result, our new majority shareholders will likely change the composition of our Board of Directors and replace our current management. The new management will likely change our business focus and we can make no assurances that our new management will be able to properly manage our direction or that this change in our business focus will be successful. If we do enter into a merger or acquisition, and our new management fails to properly manage and direct our operations, we may be forced to scale back or abandon our operations, which will cause the value of our common stock to decline or become worthless. We have not entered into any merger or acquisition agreements as of the date of this Prospectus.

WE RELY HEAVILY ON FRANK A. JACOBS AND EDWARGO SETJADININGRAT, OUR OFFICERS AND DIRECTORS AND IF THEY WERE TO LEAVE, WE COULD FACE SUBSTANTIAL COSTS IN SECURING SIMILARLY QUALIFIED OFFICERS AND DIRECTORS.

Our success depends upon the personal efforts and abilities of Edwargo Setjadiningrat, our Chief Executive Officer, President and Director and Frank A. Jacobs, our Secretary and Director. Our ability to operate and implement our exploration activities is heavily dependent on the continued service of Mr. Setjadiningrat and Mr. Jacobs and will depend on our ability to attract qualified contractors and consultants on an as-needed basis.  Additionally, we currently rely on Mr. Jacobs, to provide us funding for working capital and expenses, although he is not obligated to provide such funding.

We anticipate facing continued competition for such contractors and consultants, and may face competition for the services of Mr. Setjadiningrat and Mr. Jacobs in the future. We do not have an employment contract with Mr. Setjadiningrat and Mr. Jacobs, nor do we currently have any key man insurance on Mr. Setjadiningrat and Mr. Jacobs.  Mr. Setjadiningrat and Mr. Jacobs are our driving force and are responsible for maintaining our relationships and operations. In addition to Mr. Setjadiningrat’s and Mr. Jacobs’s positions with the Company, they currently have additional employment outside of the Company, and as such, the amount of time they are able to spend on Company matters may be limited.

We cannot be certain that we will be able to retain Mr. Setjadiningrat and Mr. Jacobs and/or attract and retain contractors and consultants in the future. The loss of Mr. Setjadiningrat or Mr. Jacobs and/or our inability to attract and retain qualified contractors and consultants on an as-needed basis could have a material adverse effect on our business and operations.

BECAUSE OF THE SPECULATIVE NATURE OF OIL AND GAS EXPLORATION, THERE IS SUBSTANTIAL RISK THAT WE WILL NOT FIND ANY COMMERCIALLY EXPLOITABLE OIL OR GAS AND THAT OUR BUSINESS WILL FAIL.

The search for commercial quantities of oil as a business is extremely risky. We cannot provide investors with any assurance that we will be able to obtain properties in the future and/or that any properties we obtain will contain commercially exploitable quantities of oil and/or gas.  Future exploration expenditures made by us, if any, may not result in the discovery of commercial quantities of oil and/or gas in any future properties we may acquire the rights to, and problems such as unusual or unexpected formations and other conditions involved in oil and gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and gas, in any properties we may acquire in the future, and/or we are unable to commercially extract such quantities we may find in any properties we may acquire in the future, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN OIL AND GAS EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS OPERATIONS, WHICH COULD FORCE US TO EXPEND A SUBSTANTIAL AMOUNT OF MONEY IN CONNECTION WITH LITIGATION AND/OR A SETTLEMENT.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance obtained by us in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us becoming worthless.

WE REQUIRE SUBSTANTIAL ADDITIONAL FINANCING TO PURCHASE PROPERTIES AND BEGIN OUR EXPLORATION AND DRILLING ACTIVITIES, WHICH FINANCING IS OFTEN HEAVILY DEPENDENT ON THE CURRENT MARKET PRICE FOR OIL AND GAS, WHICH WE ARE UNABLE TO PREDICT.

Our growth and continued operations could be impaired by limitations on our access to capital markets. If the market for oil and/or gas were to weaken for an extended period of time, our ability to raise capital would be substantially reduced. There can be no assurance that capital from outside sources will be available, or that if such financing is available, that it will not involve issuing securities senior to the common stock or equity financings which will be dilutive to holders of common stock. Such issuances, if made, would likely cause a decrease in the value of our common stock.

THE MARKET FOR OIL AND GAS IS INTENSELY COMPETITIVE, AND AS SUCH, COMPETITIVE PRESSURES COULD FORCE US TO ABANDON OR CURTAIL OUR BUSINESS PLAN.

The market for oil and gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and gas opportunities. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and gas, but are manufactured from renewable resources. As a result, there can be no assurance that we will be able to compete successfully or that competitive pressures will not adversely affect our business, results of operations and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH, WHICH COULD LEAD TO OUR INABILITY TO IMPLEMENT OUR BUSINESS PLAN.

Our future growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have two Directors and executive officers. Further, as we enter into contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

THE PRICE OF OIL AND NATURAL GAS HAS HISTORICALLY BEEN VOLATILE AND IF IT WERE TO DECREASE SUBSTANTIALLY, OUR PROJECTIONS, BUDGETS, AND REVENUES, IF ANY, WOULD BE ADVERSELY EFFECTED, AND WE WOULD LIKELY BE FORCED TO MAKE MAJOR CHANGES IN OUR BUSINESS PLAN.

Our future financial condition, results of operations, if any, and the carrying value of our future oil and natural gas properties, if any, depend primarily upon the prices we will receive for our oil and natural gas production, if any in the future. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flows from operations will be highly dependent on the prices that we receive for any oil and natural gas we may produce in the future.

This price volatility also affects the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

•	the level of consumer demand for oil and natural gas;

•	the domestic and foreign supply of oil and natural gas;

•	the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls;

•	the price of foreign oil and natural gas;

•	domestic governmental regulations and taxes;

•	the price and availability of alternative fuel sources;

•	weather conditions;

•	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

•	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce our revenue due to the sale of oil and gas, if any, but could reduce the amount of oil and natural gas that we can produce economically, if any, and, as a result, could have a material adverse effect upon our financial condition, results of operations, oil and natural gas reserves and the carrying values of our future oil and natural gas properties, if any. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline in value, or become worthless.

Risks Relating To The Company's Securities

WE MAY HAVE POTENTIAL LIABILITY FOR SHARES OF COMMON STOCK WHICH MAY HAVE BEEN SOLD IN VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.

An aggregate of 115,000 shares of common stock and 230,000 warrants to purchase shares of our common stock were sold by us in September 2006 through August 2007 to seven (7) non-accredited investors and one (1) accredited investor.  Those shares and warrants were not registered under federal or state securities laws, and exemptions from registration provided by these securities laws may not have been available or may not have been perfected due to that fact that such investors who purchased our shares were not provided audited financial statements, risk factors, or a description of our business history and results of operations, with the result that we may be deemed to have violated the registration requirements of these securities laws with respect to the offer and sale of the shares of common stock. In July and August 2007, we offered rescission to such investors, and provided each investor pursuant to applicable state laws, at least thirty (30) days to decide whether to accept or reject the rescission offer. All but one of the investors elected to reject the rescission offer and reaffirm their purchases, and we subsequently returned the rescinding investor’s subscription fee of $200 and cancelled such investor’s 2,000 shares and warrants. In connection with the rescission offer, we provided every non-accredited and accredited shareholder, who we believed that at that time may not have been provided full disclosure documents in connection with the purchase of our shares, audited financial statements, risk factors and business information similar to what information is included in this Prospectus. Although all but one of the investors elected to reject rescission, certain state securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of securities that was not registered under the relevant securities laws as required. As a result, we may continue to be potentially liable under certain securities laws for such sales of common stock even after completing our rescission offer. We anticipate that such liability in aggregate would not exceed the total price of the remaining 113,000 purchased Units, or $11,300.

WE CURRENTLY HAVE A SPORADIC, ILLIQUID, VOLATILE MARKET FOR OUR COMMON STOCK, AND THE MARKET FOR OUR COMMON STOCK MAY REMAIN SPORADIC, ILLIQUID, AND VOLATILE IN THE FUTURE.

On May 15, 2008, we obtained quotation for our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol VOIG.OB.  Since this time, there has been a limited market for our common stock on the OTCBB that has been volatile, illiquid and sporadic and is subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;

(2)	our ability or inability to generate new revenues;

(3)	increased competition;

(4)	conditions and trends in oil and gas industry; and

(5)	the market for oil and gas.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

WE HAVE AN OUTSTANDING CONVERTIBLE PROMISSORY NOTE, WHICH ALLOWS THE HOLDER THEREOF TO CONVERT THE AMOUNT OF SUCH NOTE INTO A SIGNIFICANT NUMBER OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK.

On June 1, 2007, we issued Capersia Pte. Ltd. (“Capersia”) an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia, which Promissory Note was amended in December 2007 (the “Note”).  The Note had an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Note is payable on demand; however, Capersia has agreed to provide the Company at least one (1) year and one (1) day notice prior to the due date of such Note, and any amounts not paid when due accrue interest at the rate of 15% per annum.  Capersia has the right at any time prior to the date such Note is repaid to convert any or all of the outstanding principal amount of the Note into shares of the Company’s common stock at a conversion price of $0.10 per share.  If converted in full, the $8,000 principal amount of the Note would convert into 80,000 shares of our common stock. On or around November 7, 2008, the Promissory Note was amended to reflect an increased amount owed to the Company of $12,764.

On or around August 20, 2009, we entered into an amendment to the Note, pursuant to which we agreed to amend the conversion price of the Note to $0.001 per share, and to allow Capersia to convert $1,000 of the amount owed under the Note into 1,000,000 shares of our common stock, which shares have not been issued to date, but which have been included in the number of issued and outstanding shares disclosed throughout this Prospectus.  If the remaining approximately $11,764 of principal was converted into shares of the Company’s common stock, such Promissory Note would convert into 11,764,000 shares of common stock, representing approximately 48% of the Company’s then outstanding common stock.

As such, in the event that Capersia converts its Promissory Note and provides the Company one year and one day notice, or in the event the Company waives such notice (which it has previously done in connection with the conversion of $1,000 of the Promissory Note), Capersia would own a significant amount of our securities and along with its prior ownership in the Company, would exercise majority voting control over the Company.  As such, Capersia would be able to approve certain corporate actions including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.

OUR AUDITORS HAVE EXPRESSED A CONCERN ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our auditors, in our audited financial statements, expressed a concern about our ability to continue as a going concern. We had a working capital deficit of $106,753 and had an accumulated deficit of $377,571 as of June 30, 2009, and have not generated any revenues to date. These factors raise substantial doubt as to whether we will be able to continue as a going concern. The attached financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES OF PREFERRED STOCK, WHICH SHARES MAY HAVE RIGHTS AND PREFERENCES GREATER THAN OUR CURRENTLY OUTSTANDING COMMON STOCK.

Pursuant to our Articles of Incorporation, we have 100,000,000 shares of common stock and 10,000,000 shares of preferred stock authorized, including 1,000 shares of Series A Preferred Stock designated and 2,000,000 shares of Series B Preferred Stock designated. As of October 21, 2009, we had 12,620,500 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued would cause substantial dilution to our then shareholders. Additionally, shares of preferred stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors. We currently have shares of Series A Preferred Stock designated, which shares provide the holder thereof to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote on such matters. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company's shareholders, shareholders of the Company will have no control over what designations and preferences the Company's preferred stock will have. The holders of the shares of Series A Preferred Stock will exercise voting control over the Company assuming such shares are subsequently issued by the Company. As a result of this, the Company's shareholders will have no control over the designations and preferences of the preferred stock and as a result the operations of the Company and the issuance of shares of common stock and/or preferred stock may cause the value of our securities to decrease and/or become worthless.

FRANK A. JACOBS, OFFICER AND DIRECTOR, BENEFICIALLY OWNS AN AGGREGATE OF 32.7% OF OUR COMMON STOCK AND CAN EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

Frank A. Jacobs, our officer and Director beneficially owns an aggregate of 4,130,000 shares or approximately 32.7% of our outstanding common stock. Accordingly, Mr. Jacobs will exercise significant control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove our current officers and Directors, or any other Director that Mr. Jacobs may appoint. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

IF WE ARE LATE IN FILING OUR QUARTERLY OR ANNUAL REPORTS WITH THE SEC, WE MAY BE DE-LISTED FROM THE OVER-THE-COUNTER BULLETIN BOARD.

Pursuant to Over-The-Counter Bulletin Board ("OTCBB") rules relating to the timely filing of periodic reports with the SEC, any OTCBB issuer which fails to file a periodic report (Form 10-Q's or 10-K's) by the due date of such report (not withstanding any extension granted to the issuer by the filing of a Form 12b-25), three (3) times during any twenty-four (24) month period is automatically de-listed from the OTCBB. Such removed issuer would not be re-eligible to be listed on the OTCBB for a period of one-year, during which time any subsequent late filing would reset the one-year period of de-listing. If we are late in our filings three times in any twenty-four (24) month period and are de-listed from the OTCBB, our securities may become worthless and we may be forced to curtail or abandon our business plan.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

IN THE FUTURE, WE WILL INCUR SIGNIFICANT INCREASED COSTS AS A RESULT OF OPERATING AS A FULLY REPORTING COMPANY IN CONNECTION WITH SECTION 404 OF THE SARBANES OXLEY ACT, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO NEW COMPLIANCE INITIATIVES.

Moving forward, we anticipate incurring significant legal, accounting and other expenses in connection with our status as a fully reporting public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, commencing in calendar 2009 (one year after we began publicly reporting), we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, and in fiscal 2010, to allow our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH AND CONDITIONS UNDER WHICH YOU CAN SELL SHARES.

Secondary trading in our common stock will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders shares of common stock registered herein.

USE OF PROCEEDS FROM THE EXERCISE OF WARRANTS

A total of 250,000 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.25 per share, a total of 250,000 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.50 per share, and a total of 200,000 shares of common stock are being registered herein in connection with the exercise of warrants at an exercise price of $0.10 per share.  While the Company is not receiving any proceeds in connection with the sale of the shares which are issuable in connection with the exercise of these warrants, if exercised in full, the warrants would provide the Company an aggregate of $207,500 in funding (the “Warrants”).  Assuming the full exercise of the Warrants, one-half of the Warrants are exercised and only 1/3 of the Warrants are exercised; the Company will spend those funds on the following items:

Use of Funds	Assuming approximately 1/3 of the Warrants are exercised and a total of $69,167 is received	Assuming approximately 1/2 of the Warrants are exercised and a total of $103,750 is received	Assuming all of the Warrants are exercised and a total of $207,500 is received.
Working Capital	$69,167	$103,750	$207,500
Totals	$69,167	$103,750	$207,500

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our director and executive officer. There are no other persons who can be classified as a promoter or controlling person of us. Our officer and director is as follows:

Name	Age	Position

Edwargo Setjadiningrat	47	President, Chief Executive Officer, Chief Financial Officer, and Director

Frank A. Jacobs	56	Secretary and Director

Edwargo Setjadiningrat

Mr. Setjadiningrat has served as the President and Director of PT. Esa Pundiputra Perkasa, a trading company, furniture manufacturer and exporter in Jakarta, Indonesia since May 1992. Additionally, since February 2005, Mr. Setjadiningrat has served as the Technical Director and assisted with the business development of PT. Sumber Daya Kelola was the first private company to enter into a contract with PERTAMINA for utilization of high CO2 content flare gas in late 1993.  PT. Sumber Daya Kelola is now operating and maintaining the first Modular Gas Plant which is processing flare gas from PERTAMINA's Tugu Barat Field located in West Java, Indonesia, producing LPG, lean gas, CO2 and condensate. Between December 1995 to April 2003, Mr. Setjadiningrat served as the Technical Director of PT. Ogspiras Basya Pratama.  From March 1986 to December 1992, Mr. Setjadiningrat held several positions with PT. SAC Nusantra from a Site Engineer to Project Manager.  From November 1984 to February 1986, Mr. Setjadiningrat served as a Construction and Architectural Supervisor with PT. Surabaya Delta Plaza.

Mr. Setjadiningrat obtained his Bachelor’s degree in Civil Engineering from the Institut Teknologi Sepuluh Nopember in Surabaya, East Java, Indonesia, in 1984.  He is a member of the Indonesia Engineer Association.

Frank A. Jacobs

Mr. Jacobs has served as the Executive Director of Triangle Energy Limited, an Australian incorporated company, since March 27, 2009.  Between May 2006 and October 2008, Mr. Jacobs served as our Chief Executive Officer, President, Treasurer and Director. Additionally, since November 2007, Mr. Jacobs has served as the sole officer and Director of South Marsh LLC, our wholly-owned Delaware subsidiary.  Since October 2007, Mr. Jacobs has served as President and as a Director of Fibre-Crown Manufacturing Inc. a Canadian public company listed on the TSXV Exchange (FBRH:TSXV). From January 2005 to June 2007, Mr. Jacobs served as a Director of Texhoma Energy, Inc. (“Texhoma”).  From January 2005 to June 2006, and from May 2007 to June 2007, Mr. Jacobs held the position of Chief Executive Officer and President of Texhoma. From January 2005 until February 2007, Mr. Jacobs served as Executive Chairman of Texhoma.  From August 2003 until May 2005, Mr. Jacobs was employed by International PetroReal Oil Corporation as a Director and as President and Chief Operating Officer.  From January 2003 until July 2004 Mr. Jacobs was employed by Loumic Exploration Inc. (formerly International Loumic Resources Ltd.) as a Director, and as President and Chief Executive Officer.

Prior to his return to Canada in 2002, Mr. Jacobs lived and worked in the oil industry in Australia and South East Asia and held a number of positions in public companies both in senior management positions and as a Director.

Mr. Jacobs obtained his Bachelor’s degree from the Higher Technical College Breda in the Netherlands in 1976 in Chemical Engineering and his Masters degree from the University of Calgary in Chemical Engineering in 1978.

Our Directors are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors.

Involvement In Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any Director or executive officer, of the Company during the past five years.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Audit Committee

Due to the Company's size, the Board of Directors does not have an Audit Committee.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors has evaluated the business of the Company and the number of employees and determined that since the Company is operated by a relatively small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding common stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of October 21, 2009 and by our officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the address of our officers and Directors is our corporate address.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Edwargo Setjadiningrat President, Chief Executive Officer, Chief Financial Officer and Director	0	0%
Frank A. Jacobs Secretary and Director	4,130,000	32.7%
Capersia Pte Ltd. 96A Club Street Singapore	1,150,000	9.0%(2)
All officers and Directors as a group one (2 persons)	4,130,000	32.7%

(1) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

(2) Based on 12,720,500 shares of common stock outstanding assuming the exercise of all warrants Capersia Pte Ltd. (“Capersia”) beneficially owns, but not including any shares of common stock issuable in connection with approximately $11,764 owed by the Company to Capersia pursuant to a Promissory Note, which is convertible into shares of the Company’s common stock at the rate of $0.001 per share, which Promissory Note is convertible with twelve months and one days notice to the Company. If the remaining approximately $11,764 of principal was converted into shares of the Company’s common stock, such Promissory Note would convert into 11,764,000 shares of common stock, representing approximately 48% of the Company’s then outstanding common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  David M. Loev, the manager of The Loev Law Firm, PC, beneficially owns 297,500 shares of our common stock and warrants to purchase 200,000 shares of our common stock at any exercise price of $0.10 per share (the “Loev Securities”), as described in greater detail under “Certain Relationships and Related Transactions,” below.  Neither Mr. Loev nor The Loev Law Firm, PC holds any other interest in the Company other than the Loev Securities.

EXPERTS

The financial statements of the Company as of December 31, 2008 and 2007, included in this Prospectus have been audited by Malone & Bailey, PC, our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

History

We were formed as a Nevada corporation on May 16, 2006.  We have 110,000,000 shares of authorized stock, consisting of 100,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.  We are an exploration stage company with limited operations, which has not generated any revenues to date, and does not anticipate being able to generate revenues until we can raise substantial additional capital.

We previously held oil and gas exploration assets, which have since expired or have been relinquished. The financial crisis of 2008 and the subsequent collapse of the natural gas prices have made drilling in the Gulf of Mexico unattractive.

The Company recently has formed an alliance with PT. SUMBER DAYA KELOLA (SDK) with which the Company will pursue a geothermal project in Indonesia. The Company is also evaluating the potential acquisition of a gas processing project. A suitable gas plant has been identified and negotiations on its purchase have commenced.  The Company does not currently have any agreements in place with SDK.

Assuming we acquire these properties in the future, we will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with more established companies and/or institutional investors to move forward with our business plan.

Our goal is to expand or build our business through a variety of efforts. We are considering ongoing offerings of securities under Private Placements, possible debt instruments, joint ventures with other companies public and private and other activities to generate capital to grow and undertake our business plan (for example, obtain, if possible, loans).

We have no lines of credit or other bank financing arrangements. However, we are working out a possible formal line of credit with Frank Jacobs, our officer and Director, who has advanced monies to us from time to time. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt securities and loans from our shareholders.

In connection with our business plan, management will try and delay additional increases in operating expenses and capital expenditures. We will need to raise additional capital and revenues to meet both short-term and long-term operating requirements.

We have undertaken certain actions and continue to implement changes designed to improve our financial results and operating cash flows. The actions involve certain cost-saving initiatives and growing strategies. For example, we do not have a seasoned staff of public company officers beyond the extent of experience and abilities of our Chief Executive Officer and Secretary.

Our financial statements contain information expressing substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we satisfy our liabilities and commitments in the ordinary course of business.

MATERIAL EVENTS:

On June 1, 2007, we issued Capersia Pte. Ltd. (“Capersia”), a shareholder of the Company an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia (the “Note”).  The Note had an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Note is payable on demand with one year and one day prior written notice, and any amounts not paid when due accrue interest at the rate of 15% per annum.  Capersia has the right at any time prior to the date such Note is repaid to convert any or all of the outstanding principal amount of the Note into shares of the Company’s common stock at a conversion price of $0.10 per share.  If converted in full, the $8,000 Note (not including any accrued and unpaid interest) would convert into 80,000 shares of our common stock.

On or around August 20, 2009, we entered into an amendment to the Note, pursuant to which we agreed to amend the conversion price of the Note to $0.001 per share, and to allow Capersia to convert $1,000 of the amount owed under the Note into 1,000,000 shares of our common stock, which shares have not been issued to date, but which have been included in the number of issued and outstanding shares disclosed throughout this Prospectus.

Purchase and Sale Agreement with Entek

In November 2007, we entered into a Purchase and Sale Agreement with Entek USA Inc. (the “Purchase Agreement” and “Entek”) and an Assignment of Membership Interests (the “Assignment”), pursuant to which we purchased all of the outstanding membership interests in South Marsh LLC, a Delaware limited liability company (“South Marsh”).   Through the Purchase Agreement, we obtained all of the interests in oil and gas leases acquired by South Marsh pursuant to an Amended and Restated Participation Agreement, dated December 8, 2006, by and between, South Marsh, Ridgelake Energy, Inc., a Louisiana corporation (“Ridgelake”), and GulfX, LLC, a Delaware limited liability company, which was later amended by an Amended and Restated Participation Agreement entered into in September 2007 (the “Participation Agreement”).  Pursuant to the terms of this participation agreement, South Marsh acquired the right to earn (a) a 10% working interest in Block 79, Viosca Knoll Area covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf (“VK 79”); (b) a 10% working interest in Block A 307, High Island Area, covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf (“HI A 307”); (c) a 10% working interest in the Block 317, Vermillion Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf (“VM 317”); (d) an 11.25% working interest in Block 138, South Marsh Island Area, covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf (“SMI 138”); and (e) a 15% working interest in Block 152, South Marsh Island Area, covering approximately 2,500 acres of submerged lands within the Outer Continental Shelf (“SMI 152”), which interest expired on July 31, 2008 as the Company elected not to participate in drilling on SMI 152 as management deemed the project to have limited economic potential.  All of the leases are located in the Gulf of Mexico, off the coast of Texas and Louisiana.  The effective date of the Purchase Agreement was November 8, 2007.

As a result of the Purchase Agreement and the Assignment, South Marsh became a wholly-owned subsidiary of the Company. We have not paid any consideration to date, including cash and/or securities, to Entek in connection with the Purchase Agreement.

On July 1, 2008, Ridgelake proposed to drill a well on the SMI 152 lease whereby the Company would be required to pay Ridgelake a cash-call within 30 days and share in the expenses of such well, if the Company desired to participate.  Upon Ridgelake’s proposal, the Company elected not to participate in this lease as management deemed the project to have limited economic potential.  As such, the Company’s interest in the SMI 152 lease expired on July 31, 2008, and the Company has forfeited its right to earn any interest on this lease in the future.

Purchase of Ownership Interest in SMI 138

On or about September 29, 2008, South Marsh entered into an Assignment agreement with Ridgelake to acquire a 40% working interest in SMI 138 (as defined above).  Pursuant to the Assignment agreement between Ridgelake, South Marsh and Offset Leo LLC, a Delaware limited liability company (“Offset”), which agreement has an effective date of June 1, 2008, Ridgelake assigned a 40% interest to South Marsh and a 40% interest to Offset.  Jacobs Oil & Gas, Ltd., which is controlled by our officer and Director, Frank Jacobs, is a shareholder of Offset.

The assignment of the interests to South Marsh was approved by the Minerals Management Service of the United States Department of the Interior (the “MMS”).  South Marsh is qualified by the MMS to own any oil and gas lease of submerged lands under the Outer Continental Lands Act. South Marsh previously held the right to an 11.25% working interest in SMI 138, which rights have lapsed as of the date of this Prospectus.  Prior to its entry into the Assignment agreement, Offset provided a payment of $25,000 to Ridgelake as consideration for the assignment, of which we were responsible for repaying $12,500 of such payment to Offset.

On or around June 30, 2009, the last of the Company’s other oil and gas rights located in the Gulf of Mexico expired and as such, the Company does not currently hold any oil and gas interests or rights as of the date of this Prospectus. Moving forward, the Company is planning to focus its attention on geothermal energy, producing liquefied petroleum gas (“LPG”) and possibly other downstream energy/engineering projects, funding permitting, of which there can be no assurance.

EMPLOYEES

We currently have two executive employees who works for us on a part-time basis, our Chief Executive Officer and Director, Edwargo Setjadiningrat and our Secretary and Director, Frank A. Jacobs.  We currently have no plans to increase our number of employees, and do not plan on increasing our number of employees until we are able to purchase an oil and gas property, if ever, and obtain positive cash flows, funding permitting, of which there can be no assurance.

COMPETITION

We face competition from numerous other oil and gas exploration and development companies, which have greater resources than we do, already have producing properties, and may be better able to find and extract commercial quantities of oil and gas, and therefore may be able to offer their oil and gas products at prices lower than we will be able to, assuming we find any oil and gas and/or purchase any producing properties in the future, of which there can be no assurance due to the fact that we will need to raise substantial additional capital prior to the acquisition of any producing or non-producing oil and gas interests.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will directly impact our planned future oil and gas exploration, development and production operations, and consequently may impact our operations and costs moving forward, assuming we are able to raise sufficient capital to purchase oil and gas interests and sustain our operations, of which there can be no assurance. These regulations include, among others, (i) regulations by the Environmental Protection Agency and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.  While we do not currently have any oil and gas operations, we have not had any costs associated with the above regulations to date; however, assuming that we have any oil and gas operations in the future, of which there can be no assurance because of the substantial amount of additional financing we will require, we anticipate the costs required to comply with the regulations above will be substantial.  Furthermore, if we have any oil and gas operations in the future, and we are deemed not to be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance, which would have a materially adverse effect on our available cash and liquidity, and/or could force us to curtail or abandon our current business operations.

DESCRIPTION OF PROPERTY

We maintain an office at Graha  Mandiri, Floor 18, Jl lman Bonjol No. 61, Jakarta Pusat 10310, Indonesia, which we have no formal lease agreement for and which we do not pay any rental fee in connection with.

The Company does not own any oil and gas properties or rights to such properties to date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

PLAN OF OPERATIONS

Moving forward, the Company is planning to focus its attention on geothermal energy, producing liquefied petroleum gas (“LPG”) and possibly other downstream energy/engineering projects in Indonesia, funding permitting, of which there can be no assurance.

We intend to seek out quality geothermal energy projects and acquire the expertise in this field of power generation through the alliance with other companies. We currently have a tentative list of potential acquisitions.  We will need to raise substantial additional capital either though the sale of debt or equity securities or by entering into joint ventures with established companies and/or institutional investors in the field of geothermal energy to obtain the necessary funds we will require to move forward with our business plan.

RESULTS FROM OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2009 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2008

We did not generate any oil and gas revenues for the three months ended June 30, 2009, or for the three months ended June 30, 2008, and do not anticipate generating any oil and gas revenues until we have a successful exploration program or until we acquire producing oil and gas production properties, of which there can be no assurance.

We had general and administrative expenses of $39,596 for the three months ended June 30, 2009, compared to general and administrative expenses of $45,734 for the three months ended June 30, 2008, a decrease of $6,138 or 13.4% from the prior period.  The decrease in general and administrative expenses was mainly due to the reduction of legal expenses.

We had $12,500 of impairment of oil and gas properties for the three months ended June 30, 2009, compared to no impairment of oil and gas properties for the three months ended June 30, 2008, which was due to the relinquishment of SMI 138, as described in greater detail above.

We had $381 in depreciation expense for the three months ended June 30, 2009 compared with depreciation expense of $323 for the three months ended June 30, 2008.

We had total operating expenses and a total operating loss of $52,477 for the three months ended June 30, 2009, compared to total operating expenses and a total operating loss of $46,057 for the three months ended June 30, 2008, an increase in total operating expenses and total operating loss of $6,420 or 13.9% from the prior period.

We had interest expense of $403 for the three months ended June 30, 2009, compared to interest expense of $277 for the three months ended June 30, 2008, an increase in interest expense of $126 or 45.5%, which increase in interest expense was in connection with interest on the loan received from Capersia Pte. Ltd., a shareholder of the Company (“Capersia”), as evidenced by the Note described below.

We had a net loss of $52,880 for the three months ended June 30, 2009, compared to a net loss of $46,334 for the three months ended June 30, 2008, an increase in net loss of $6,546 or 14.1% from the prior period, which was due mainly to the $6,138 or 13.4% increase in general and administrative expenses.  We anticipate incurring net losses until and unless we are able to obtain oil and gas interests, and unless such interests produce sufficient revenues to support our operations, of which there can be no assurance.

FOR THE SIX MONTHS ENDED JUNE 30, 2009 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2008

We did not generate any oil and gas revenues for the six months ended June 30, 2009, or for the six months ended June 30, 2008, and do not anticipate generating any oil and gas revenues until we have a successful exploration program or until we acquire producing oil and gas production properties, of which there can be no assurance.

We had general and administrative expenses of $76,493 for the six months ended June 30, 2009, compared to general and administrative expenses of $69,817 for the six months ended June 30, 2008, an increase of $6,676 or 9.6% from the prior period.  The increase in general and administrative expenses was mainly due to increased legal and accounting fees for the six months ended June 30, 2009, compared to the six months ended June 30, 2008, due to the Company filing its registration statement and obtaining quotation on the Over-The-Counter Bulletin Board.

We had $12,500 of impairment of oil and gas properties for the six months ended June 30, 2009, compared to no impairment of oil and gas properties for the six months ended June 30, 2008, which was due to the relinquishment of SMI 138, as described in greater detail above.

We had $762 in depreciation expense for the six months ended June 30, 2009 compared with depreciation expense of $549 for the six months ended June 30, 2008.

We had total operating expenses and a total operating loss of $89,755 for the six months ended June 30, 2009, compared to total operating expenses and a total operating loss of $70,366 for the six months ended June 30, 2008, an increase in total operating expenses and total operating loss of $19,389 or 27.6% from the prior period.

We had interest expense of $832 for the six months ended June 30, 2009, compared to interest expense of $489 for the six months ended June 30, 2008, an increase in interest expense of $343, which increase in expense was in connection with interest on the loan received from Capersia Pte. Ltd., a shareholder of the Company (“Capersia”), as evidenced by the Note described below.

We had a total net loss of $90,587 for the six months ended June 30, 2009, compared to a total net loss of $70,855 for the six months ended June 30, 2008, an increase in net loss of $19,732 or 27.8% from the prior period, which was due mainly to the $6,676 or 9.6% increase in general and administrative expenses.  We anticipate incurring net losses until and unless we are able to obtain oil and gas interests, and unless such interests produce sufficient revenues to support our operations, of which there can be no assurance.

FOR THE YEAR ENDED DECEMBER 31, 2008 COMPARED TO THE YEAR ENDED DECEMBER 31, 2007

We did not generate any oil and gas revenues for the year ended December 31, 2008, or for the year ended December 31, 2007, and do not anticipate generating any oil and gas revenues until we have a successful exploration program or until we acquire producing oil and gas production properties, of which there can be no assurance.

We had general and administrative expenses of $145,890 for the year ended December 31, 2008, compared to general and administrative expenses of $73,599 for the year ended December 31, 2007, an increase of $72,291 or 98.2% from the prior period.  The increase in general and administrative expenses was mainly due to increased legal and accounting fees for the year ended December 31, 2008, compared to the year ended December 31, 2007, due to the Company filing its registration statement and obtaining quotation on the Over-The-Counter Bulletin Board.

We had $20,020 of impairment of oil and gas properties for the year ended December 31, 2008, compared to no impairment of oil and gas properties for the year ended December 31, 2007.  In July 2008, the Company received a nonrefundable deposit of $29,980 representing the full purchase price, for the sale of 100% of the five oil and gas leases owned by South Marsh, LLC. The remaining $20,020 book value of the unproved property was written-off through impairment of oil and gas properties during the nine months ended September 30, 2008. The sale never closed and the Company retained its ownership in the oil and gas leases ad retained the nonrefundable deposit.

We had $1,353 in depreciation expense for the year ended December 31, 2008 compared with depreciation expense of $903 for the year ended December 31, 2007.

We had total operating expenses and a total operating loss of $167,263 for the year ended December 31, 2008, compared to total operating expenses and a total operating loss of $74,502 for the year ended December 31, 2007, an increase in total operating expenses and total operating loss of $92,761 or 124.5% from the prior period.

We had interest expense of $1,210 for the year ended December 31, 2008, compared to interest expense of $264 for the year ended December 31, 2007, an increase in interest expense of $946, which increase in expense was in connection with interest on the loan received from Capersia Pte. Ltd., a shareholder of the Company (“Capersia”), as evidenced by the Note described below.

We had a total net loss of $168,473 for the year ended December 31, 2008, compared to a total net loss of $74,766 for the year ended December 31, 2007, an increase in net loss of $93,707 or 125.3% from the prior period, which was due mainly to the $72,291 or 98.2% increase in general and administrative expenses.  We anticipate incurring net losses until and unless we are able to obtain oil and gas interests, and unless such interests produce sufficient revenues to support our operations, of which there can be no assurance.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets of $4,567 as of June 30, 2009 consisting of property and equipment, net of accumulated depreciation of $4,107 and cash of $460.

We had total liabilities as of June 30, 2009 of $210,669, consisting of total current liabilities of $107,213; which included $18,221 of accounts payable, $87,785 of accrued liabilities and $1,207 of accounts payable related party, which amount was owed to Frank Jacobs in connection with management services rendered to the Company by Mr. Jacobs; and non-current liabilities consisting of $90,692 of long-term advances, related party, in connection with advances to the Company by its officer and Director, Frank Jacobs and entities controlled by Mr. Jacobs, which funding does not bear interest and is payable on demand with at least one (1) year and one (1) day prior notice and/or is payable in shares of the Company’s common stock at the option of the Company on the date such payment is demanded (based on the then trading price of the Company’s common stock, assuming such common stock is publicly-traded); and $12,764 of note payable to Capersia, of which $264 represented unpaid interest expense converted to debt.

We had negative working capital of $106,753 and a total deficit accumulated during the exploration stage of $377,571 as of June 30, 2009.

On June 1, 2007, we issued Capersia an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia, which Promissory Note was amended in December 2007 (the “Note”).  The Note had an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Note is payable on demand; however, Capersia has agreed to provide the Company at least one (1) year and one (1) day notice prior to the due date of such Note, and any amounts not paid when due accrue interest at the rate of 15% per annum.  Capersia has the right at any time prior to the date such Note is repaid to convert any or all of the outstanding principal amount of the Note into shares of the Company’s common stock at a conversion price of $0.10 per share.  If converted in full, the $8,000 principal amount of the Note would convert into 80,000 shares of our common stock.

On or around November 7, 2008, the Promissory Note was amended to reflect an increased amount owed to the Company of $12,764.

On or around August 20, 2009, we entered into an amendment to the Note, pursuant to which we agreed to amend the conversion price of the Note to $0.001 per share, and to allow Capersia to convert $1,000 of the amount owed under the Note into 1,000,000 shares of our common stock, which shares have not been issued to date, but which have been included in the number of issued and outstanding shares disclosed throughout this Prospectus.  If the remaining approximately $11,764 of principal was converted into shares of the Company’s common stock, such Promissory Note would convert into 11,764,000 shares of common stock, representing approximately 48% of the Company’s then outstanding common stock.

We had $40,662 of net cash used in operating activities for the six months ended June 30, 2009, which included a net loss of $90,587 offset by a decrease in accrued liabilities of $35,379 and an impairment of oil and gas properties of $12,500.

We had $35,406 of net cash provided by financing activities for the six months ended June 30, 2009, which was due to $35,406 of advances from related parties in connection with long term loans advanced to the Company by the Company’s officer and Director, Frank Jacobs and Jacobs Oil & Gas, Ltd., an entity controlled by Mr. Jacobs, which loans are described in greater detail above.

Our business operations to date have been minimal, and until such time as we are able to develop the geothermal opportunities available to the Company, we anticipate such business operations remaining that way.

We currently rely on funds provided by Frank Jacobs, our officer and Director.  Mr. Jacobs previously committed to provide us funding, pursuant to his letter dated January 20, 2008, until the effectiveness of our Registration Statement and to provide us funds for costs and fees associated with our quotation on the Over-The-Counter Bulletin Board.  As both of these events have occurred, Mr. Jacobs no longer has any obligations to provide us funding.  Moving forward, we anticipate Mr. Jacobs, who is also the Company’s largest shareholder, will continue to provide us funding in the future; however, there are no assurances that he will.

We do not currently have any formal commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we are not able to raise the capital necessary to continue our business operations, we may be forced to abandon or curtail our business plan and/or suspend our exploration activities.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our unaudited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible receivable, investment values, income taxes, the recapitalization and contingencies. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recently issued accounting pronouncements. The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In May 2006 we appointed Frank A. Jacobs our Chief Executive Officer, President, Treasurer and Director.

In May 2006, we issued 10,000,000 shares of our common stock to our then Chief Executive Officer and Director, Frank A. Jacobs, and current Secretary and Director, in consideration for $10,000 of funding (or $0.001 per share), 100,000 shares of our common stock to a consultant in consideration for accounting and secretarial services rendered (which shares were subsequently cancelled in October 2007), and 200,000 shares of common stock and five (5) year warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, to our legal counsel, David M. Loev, in consideration for legal services rendered.

In August 2006, we appointed Terje Reiersen as our Secretary and Director.

On July 23, 2007, Mr. Reiersen resigned as our Secretary and Director, and as such, Mr. Reiersen no longer holds any position with us.

From time to time, Frank A. Jacobs, our Secretary and Director and/or Jacobs Oil & Gas, Inc., which is controlled by Mr.  Jacobs, loans us money.  Those amounts loaned by Mr. Jacobs and Jacobs Oil & Gas, Inc. bear no interest and are payable only upon one year and one day prior demand from Mr. Jacobs or Jacobs Oil & Gas, Inc. or, at the Company’s option, payable in shares of the Company’s common stock at the then trading price of the Company’s common stock (assuming the Company’s common stock has a trading price, of which there can be no assurance) at the time of the repayment demand.  The total amount of the loans provided to the Company from Mr. Jacobs and Jacobs Oil & Gas, Inc. as of June 30, 2009 was $90,692.

On August 20, 2008, the Board of Directors of the Company appointed David G. Purdy as Secretary of the Company effective August 20, 2008.

On or about October 20, 2008, the Board of Directors of the Company appointed James Moses as President and Director of the Company effective September 15, 2008.

Also on or about October 20, 2008, the Board of Directors accepted the resignation of Frank A. Jacobs as officer and Director of the Company effective September 15, 2008.

On January 27, 2009, James Moses, a then officer of the Company, and as an officer of his consulting company, Traction Consulting, Pty, ratified and agreed to an offer to confirm his services as an officer including that he would receive a rate of $5,000 per month in cash or stock by the Company, by payment to his consulting company. No other agreements exist between his consulting company and the Company.

On February 28, 2009, David G. Purdy resigned as Secretary of the Company.

On or around June 5, 2009, the Board of Directors of the Company increased the number of Directors of the Company from one (1) to three (3).  The Board also appointed Frank A. Jacobs and Edwargo Setjadiningrat as Directors of the Company to fill the vacancies left by the increase in Directors pursuant to the authority provided to the Board of Directors in the Company’s Bylaws (the “Appointments”). Immediately following the Appointments, and effective June 5, 2009, James Moses resigned as a Director, and as Chief Executive Officer, Chief Financial Officer and President of the Company.

The Board of Directors, then consisting of Mr. Jacobs and Mr. Setjadiningrat appointed Mr. Setjadiningrat as President, Chief Executive Officer and Chief Financial Officer of the Company and Mr. Jacobs as Secretary effective June 5, 2009.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, Directors and significant stockholders.  However, all of the transactions described above were approved and ratified by our Board of Directors.  In connection with the approval of the transactions described above, the Board of Directors took into account several factors, including their fiduciary duties to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.   On a moving forward basis, the Board of Directors will continue to approve any related party transaction based on the criteria set forth above.

EXECUTIVE COMPENSATION

Name & Principal Position	Year Ended December 31,	Salary ($)	Restricted Stock Awards ($)	Other(1) Annual Compensation ($)	Total * Compensation ($)

James Moses (5)	2008	$17,500	--	--	$17,500
President, CFO, Treasurer
And Director
Frank A. Jacobs	2008	$30,000	--	--	$30,000
Former CEO, CFO,	2007	$0	--	--	$0
Treasurer	2006	$5,000(2)	--	--	$5,000
and current Secretary and Director(3)

Terje Reiersen	2006	$5,000(2)	--	--	$5,000
Former Secretary
and Director (4)

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individuals listed above, we had no executive employees or Directors during the years listed above. Our officers and directors may be reimbursed for any out-of-pocket expenses incurred by them on our behalf.  As of the date of this Prospectus, none of our officers or directors are a party to employment agreements with us except as identified herein or in our filings with the Commission.  We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

(1) No Executive Officer received any bonus, restricted stock awards, options, non-equity incentive plan compensation, or nonqualified deferred compensation earnings since the Company was incorporated.

(2) Represents Directors fees paid.

(3) Mr. Jacobs served as our CEO, CFO, Treasurer and Director from inception to September 15, 2008 when he resigned as an officer and Director of the Company, and was appointed as Secretary and Director on or around June 5, 2009.

(4) Mr. Reiersen served as our Secretary and Director from our inception until July 23, 2007, when he resigned as an officer and Director of the Company.

The Company entered into a Retainer Agreement for Executive Services with Traction Consulting Pty Ltd, a company wholly-owned by our then sole director and President, Mr. James Moses on October 2, 2008 with an effective date of September 15, 2008. The agreement stipulates that Mr. Moses will be paid $5,000 per month or that such shares will be accrued at the commencement of each month. Payment is prescribed to be in cash or shares as permitted by the Company’s cash position.

(5) On or around June 5, 2009, Mr. Moses resigned as an officer and Director of the Company and Edwargo Setjadiningrat was appointed as President, Chief Executive Officer and Chief Financial Officer of the Company, as well as being appointed as a Director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

Our Board of Directors does not current receive any separate compensation for their service to the Board other than what they are paid as executives of the Company, if anything.  The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determine the compensation given to our executive officers in their sole determination. Our executive officers currently each accrue $5,000 in monthly salary from us. Although we have not to date, our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures. Our Principal Executive Officer and Principal Financial Officer, after evaluating the effectiveness of our "disclosure controls and procedures" (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the quarterly period ended June 30, 2009 (the "Evaluation Date"), has concluded that as of the Evaluation Date, our disclosure controls and procedures were effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) Changes in internal control over financial reporting. There were no changes in our internal control over financial reporting during the last fiscal quarter, that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

MARKET FOR REGISTRANT’S COMMON STOCK

Shares of our common stock are traded on the OTC Bulletin Board (OTC BB) under the symbol “VOIG.”   As of October 21, 2009, there were 12,620,500 shares of common stock outstanding, held by approximately 43 shareholders of record.  The following table sets forth the high and low sales prices relating to our common stock on a quarterly basis since the Company was quoted by the OTC BB on July 7, 2008. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid

September 30, 2009	$0.024	$0.010
June 30, 2009	$0.040	$0.003
March 31, 2009	$0.070	$0.002

December 31, 2008	$0.100	$0.100
September 30, 2008	$0.150	$0.150

Our shares may be subjected to additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). The broker/dealer may need to make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Other compliance rules may apply.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). As of October, 21 2009 , we had 12,620,500 shares of common stock issued and outstanding and - 0 - shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Series A Preferred Stock

On March 2, 2009, the Company's Board of Directors unanimously agreed by a written consent to action without a meeting, to adopt a Certificate of Designations for the creation of a Series A preferred stock (the "Series A Preferred Stock"), which was filed with the Secretary of State of Nevada on June 10, 2009.

The Series A Preferred Stock has a par value of $0.001 per share. The Series A Preferred Stock consists of one thousand (1,000) shares, each having no dividend rights, no liquidation preference, and no conversion or redemption rights. However, the one thousand (1,000) shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,408,163 shares, out of a total number of 20,408,163 shares.

Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to the Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

Series B Preferred Stock

On May 5, 2009, the Company’s Board of Directors unanimously agreed by a written consent to action without a meeting, to adopt a Certificate of Designations for the creation of a Series B preferred stock (“Series B Preferred Stock”), which was filed with the Secretary of State of Nevada on June 11, 2009.

The Series B Preferred Stock has a par value of $0.001 per share. The Series B Preferred Stock consists of two million (2,000,000) shares, each having no dividend rights, no liquidation preference, no voting rights and no redemption rights.

The Series B Preferred Stock has a price of $2.50 per share and convert into the Company’s common stock on the basis of one for thirty. The Series B Preferred Stock was mistakenly filed such that the $2.50 price was subject to recapitalizations; however the Company is currently taking steps to amend the designation such that the Series B Preferred will not be subject to recapitalizations and to increase the number of designated shares of Series B Preferred Stock to four million (4,000,000) shares.

Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, which adversely affect the rights of the Series B Preferred Stock, make any changes to the Certificate of Designations, or effect any reclassification of the Series B Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series B Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series B Preferred Stock, make technical, corrective, administrative or similar changes to the Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series B Preferred Stock.

No shares of the Company’s Series A Preferred Stock or Series B Preferred Stock have been issued to date.

Warrants

Our legal counsel, David M. Loev currently holds warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, which warrants expire if unexercised on May 20, 2011, with a cashless exercise provision.

Each of the approximately 38 shareholders who purchased an aggregate of 610,500 Units in our offshore offering from September 2006 to August 2007, received one (1) three year Class A Warrant to purchase one (1) share of our common stock at an exercise price of $0.25 per share, and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share, as well as one (1) share of common stock (each collectively a “Unit”).  An aggregate of 365,500 of the Class A Warrants and 365,500 of the Class B Warrants have expired unexercised as of the date of this Prospectus.

SHARES AVAILABLE FOR FUTURE SALE

Upon the date of this Prospectus, there are 12,620,500 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, 1,960,500 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market (assuming the valid exercise of 700,000 shares of common stock being registered herein in connection with the exercise of warrants, which shares are not currently outstanding) if and when any market for the common stock develops.

The remaining 11,300,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this registration statement will constitute “restricted securities” as that term is defined by Rule 144 of the Act and will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  In the event we are deemed to be a “shell company” pursuant to Rule 144, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “shell company; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for a period of one year; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”

Assuming we are not a “shell company” and at least a year has past since we filed “Form 10 information” with the Commission, and we have made all required filings for the past one (1) year, of which there can be no assurance, under Rule 144, in the event we become a non-reporting company, a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.  A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding common shares.  Sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

If the Company is not a “shell company” and is a “reporting company,” as defined by the SEC, the conditions applicable to the resale of securities under Rule 144 are different.  If we become a reporting company, and are current in our filings for the previous one (1) year, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least six months previously, would be entitled to sell such shares without restrictions other than the availability of current public information about us.  A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least six months previously would be entitled to sell his shares if he complies with the volume limitations, manner of sale provisions, public information requirements and notice requirements discussed above.  A person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns restricted securities that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 1,960,500 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding, but may receive up to $207,500 in connection with the exercise of the warrants registered on behalf of the selling shareholders included in this Prospectus. None of the selling stockholders are broker-dealers or affiliates of broker-dealers. None of the selling stockholders have had a material relationship with us since our inception.

Selling Stockholders

Shareholder	Date Shares Acquired (1)	Common Stock Beneficially Owned Before Resale	Shares Underlying Warrants Beneficially Owned Before Resale (1)	Amount Offered (Assuming all shares immediately sold)	Shares Beneficially Owned After Resale (2)
Alexander, Brian*	September-2006	20,000	(4)	20,000	--
Aran Asset Management(B)*	August-2007	20,000	40,000	60,000	--
Asset Solutions (Hong Kong) Ltd.(A)*	September-2006	5,500	(4)	5,500	--
Babajanov, Daniel(C)	May-2006	2,500	(4)	2,500	--
Bell, Brannen*	September-2006	5,000	(4)	5,000	--
Bleuler, Jason*	September-2006	8,000	(4)	8,000	--
Boffo, Michael*	June-2007	25,000	50,000	75,000	--
Boffo, Ottavio*	June-2007	25,000	50,000	75,000	--
Brimage, Russell*	June-2007	100,000	200,000	300,000	--
Capersia Pte. Ltd.(D)*	May-2007	1,050,000	100,000	150,000	1,000,000
Corazon Technology Ltd.(E)*	June-2007	10,000	20,000	30,000	--
Essery, Amanda*	September-2006	5,000	(4)	5,000	--
Faulkner, James J. C.(3)	July-2007	5,000	-	5,000	--
Flanagan, Michael*	September-2006	10,000	(4)	10,000	--
Gallwey, Hillary*	October-2006	10,000	(4)	10,000	--
Glass, James P.*	October-2006	10,000	(4)	10,000	--
Hendricks, Pamela*	October-2006	10,000	(4)	10,000	--
Hershberg, Wendy*	September-2006	10,000	(4)	10,000	--
Hourglass Holdings Ltd. (F)*	June-2007	10,000	20,000	30,000	--
Jacobs, Marsha (G)*	September-2006	10,000	(4)	10,000	--
Jacobs, Pauline(G)*	September-2006	10,000	(4)	10,000	--
Jacobs, Peter (H)*	September-2006	8,000	(4)	8,000	--
Jehle, A.E. Buzz*	October-2006	10,000	(4)	10,000	--

Laithwaite, Amy*	September-2006	10,000	(4)	10,000	--
Loev, David M. (C)(3)	May-2006	297,500	200,000	397,500	100,000
Maxwell, Meredith*	October-2006	8,000	(4)	8,000	--
Moses, James*	September-2006	10,000	(4)	10,000	--
NetSolver(I)(3)	July-2007	5,000	-	5,000	--
Pacific Spinner Limited Company (J)*	October-2006	20,000	(4)	20,000	--
Pearson, Drew*	September-2006	10,000	(4)	10,000	--
Polaris Partners, Inc.(N)*	October-2006	50,000	(4)	50,000	--
Pool, Marga*	September-2006	8,000	(4)	8,000	--
Purdy, David*	September-2006	5,000	(4)	5,000	--
Reiersen, Terje(K)*	October-2006	5,000	(4)	5,000	--
Sterling Grant Capital, Inc.(L)	November-2007	500,000	-	500,000	-
Termansen, Peter*	August-2007	10,000	20,000	30,000	--
Toledo, Wim Van*	October-2006	8,000	(4)	8,000	--
Tsakumis, Alex P.*	September-2006	10,000	(4)	10,000	--
Ulrich, Nicolas*	September-2006	15,000	(4)	15,000	--
Wilson, Greg*	September-2006	10,000	(4)	10,000	--

		Totals	700,000	1,960,500	--

* Purchased units at $0.10 per unit consisting of one (1) share of common stock, (1) Class A Warrant to purchase one share of common stock at an exercise price of $0.25 per share and one (1) Class B Warrant to purchase one share of common stock at an exercise price of $0.50 per share.

(1)
Other than the warrants held by David M. Loev (which have a five (5) year term and an exercise price of $0.10 per share), each of the shares underlying warrants listed in the table above, as held by the shareholders above, represent an equal number of three (3) year Class A Warrants to purchase shares of the Company’s common stock at an exercise price of $0.25 per share and three (3) year Class B Warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share.

(2)	Assuming all shares offered herein are sold.

(3)	Issued shares in consideration for services rendered.

(4)	Warrants granted to the selling stockholder have previously expired as unexercised.

(A)	The beneficial owner of Asset Solutions (Hong Kong) Ltd. is Daniel Vesco.

(B)	The beneficial owner of Aran Asset Management is Michael C. Thalmann, its Chairman and Chief Executive Officer.

(C)	Mr. Babajanov was gifted 2,500 shares of our common stock from David M. Loev in August 2007.

(D)	The beneficial owner of Capersia Pte. Ltd. (“Capersia”) is Sino Atlantic Limited (“Atlantic”).

(E)	The beneficial owner of Corazon Technology Ltd. is Ken Taves, its President.

(F)	The beneficial owner of Hourglass Holdings Ltd. is Ken Taves, its President.

(G)	Frank Jacobs’, our Secretary and Director’s, daughter.

(H)	Peter Jacobs is the brother of our Secretary and Director, Frank A. Jacobs.

(I)	The beneficial owner of NetSolver is Valentin Stoiu, its President.

(J)	The beneficial owner of Pacific Spinner Limited is Intercontinental Nominees Ltd., the sole Director of Hourglass Holdings Ltd., whose Director is Tommy Lo Seen Chong.

(K)	Mr. Reiersen is our former Secretary and former Director.

(L)	The beneficial owner of Sterling Grant Capital, Inc. is Peter Wilson.

(M)	The beneficial owners of Polaris Partners, Inc. are Terje Reiersen, our former Secretary and Director, and his wife.

Certain of the selling stockholders described above may have sold or otherwise transferred certain of the securities described above since the date of the Company’s initial registration statement filing.

The 11,300,000 outstanding shares of common stock not registered herein, will be subject to the resale provisions of Rule 144. The 1,960,500 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Security Holders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the Selling Security Holders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Security Holders or others engage in short selling it may adversely affect the market price of our common stock.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

ADDITIONAL INFORMATION

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.  David M. Loev, the manager of The Loev Law Firm, PC beneficially owns 297,500 shares of the Company’s common stock and five (5) year warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.10 per share (the “Loev Securities”).  Other than the Loev Securities, neither Mr. Loev nor the The Loev Law Firm, PC holds any other interest in the Company.

FINANCIAL STATEMENTS

The Financial Statements filed herewith are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.

Table of Contents to Financial Statements

Unaudited Financial Statements:	Page

Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008	F-2
Consolidated Statements of Expenses for the For the three and six months ended June 30, 2009, and 2008, and for the period from May 16, 2006 (Inception) through June 30, 2009	F-3
Consolidated Statement of Stockholders’ Equity (Deficit) May 16, 2006 (Inception) through June 30, 2009	F-4
Consolidated Statements of Cash Flows For the six months ended June 30, 2009 and 2008 and for the period from May 16, 2006 (Inception) through June 30, 2009	F-5
N Notes to Consolidated Financial Statements	F-6

Audited Financial Statements

Report of Independent Registered Accounting Firm	F-8
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-9
Consolidated Statements of Expenses for the years ended December 31, 2008 and 2008 and the period from Inception through December 31, 2008	F-10
Consolidated Statements of Stockholders’ Equity (Deficit) for the period from May 16, 2006(Inception) through December 31, 2008	F-11
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and for the period from May 16, 2006(Inception) through December 31, 2008	F-12
Notes to Consolidated Financial Statements	F-13

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$460	$5,716
Total current assets	460	5,716

Property, plant and equipment, net of accumulated
depreciation of $3,346 and $2,583, respectively	4,107	4,870
Unproved oil and gas properties	-	12,500

TOTAL ASSETS	$4,567	$23,086

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$18,221	$16,938
Accounts payable – related party	1,207	1,207
Accrued liabilities	87,785	52,406
Total current liabilities	107,213	70,551

Long-term advances - related party	90,692	55,286
Note payable to shareholders	12,764	12,764
Total liabilities	210,669	138,601

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; none issued and outstanding	-	-
Series A Preferred stock, $0.001 par value; 1,000 shares
authorized; none issued and outstanding	-	-
Series B Preferred stock, $2.50 par value; 2,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares
authorized; 11,620,500 shares issued and
outstanding	11,621	11,621
Additional paid-in capital	159,848	159,848
Deficit accumulated during the exploration stage	(377,571)	(286,984)
Total stockholders' equity deficit	(206,102)	(115,515)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,567	$23,086

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF EXPENSES
 (Unaudited)

					May 16, 2006
	Three Months Ended		Six Months Ended		(Inception)
	June 30,		June 30,		Through
	2009	2008	2009	2008	June 30, 2009
Operating expenses:
General and administrative	$39,596	$45,734	$76,493	$69,817	$339,400
Impairment of oil and gas properties	12,500	-	12,500	-	32,520
Depreciation	381	323	762	549	3,345
Total operating expenses	52,477	46,057	89,755	70,366	375,265

Operating loss	(52,477)	(46,057)	(89,755)	(70,366)	(375,265)

Interest expense	(403)	(277)	(832)	(489)	(2,306)

Net loss	$(52,880)	$(46,334)	$(90,587)	$(70,855)	$(377,571)

Basic and diluted
net loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Weighted average common shares
outstanding	11,620,500	11,563,357	11,620,500	11,514,456

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
May 16, 2006 (Inception) Through June 30, 2009
(Unaudited)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-in	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Common shares issued for cash	10,360,500	$10,361	$35,689	$-	$46,050
Common shares issued for services	300,000	300	-	-	300
Warrants granted	-	-	19,119	-	19,119
Net loss	-	-	-	(43,745)	(43,745)
Balances at December 31, 2006	10,660,500	10,661	54,808	(43,745)	21,724

Common shares issued for cash	250,000	250	24,750	-	25,000
Common shares issued for services	10,000	10	990	-	1,000
Common shares issued as finder's fees	500,000	500	49,500	-	50,000
Cancellation of common shares	(100,000)	(100)	100	-	-
Net loss	-	-	-	(74,766)	(74,766)
Balances at December 31, 2007	11,320,500	11,321	130,148	(118,511)	22,958

Common shares issued for services	300,000	300	29,700	-	30,000
Net loss	-	-	-	(168,473)	(168,473)
Balances at December 31, 2008	11,620,500	11,621	159,848	(286,984)	(115,515)

Net loss	-	-	-	(90,587)	(90,587)
Balances at June 30, 2009	11,620,500	$11,621	$159,848	$(377,571)	$(206,102)

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

			May 16, 2006
			(Inception)
	Six Months Ended		Through
	June 30,		June 30,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(90,587)	$(70,855)	$(377,571)
Adjustments to reconcile net loss to cash used
in operating activities:
Depreciation	763	549	3,346
Debt issued for interest	-	-	264
Impairment of oil and gas properties	12,500	-	32,520
Stock issued for services	-	30,000	31,300
Warrant expense	-	-	19,119
Changes in assets and liabilities:
Prepaid expenses and other receivables	-	3,000	-
Accounts payable	1,283	(2,468)	5,721
Accounts payable – related party	-	-	1,207
Accrued liabilities	35,379	2,810	87,785
NET CASH USED IN OPERATING ACTIVITIES	(40,662)	(36,964)	(196,309)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	-	(7,453)
Proceeds from sale of oil and gas properties	-	-	29,980
NET CASH PROVIDED BY INVESTING ACTIVITIES	-	-	22,527

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	35,406	40,500	120,408
Proceeds from note payable to shareholder	-	-	12,500
Repayments of advances from related party	-	-	(29,716)
Proceeds from issuance of common stock	-	-	71,050
NET CASH PROVIDED BY FINANCING ACTIVITIES	35,406	40,500	174,242

NET CHANGE IN CASH	(5,256)	3,536	460
Cash, beginning of period	5,716	1,286	-
Cash, end of period	$460	$4,822	$460

Cash paid for:
Interest	$-	$-
Income taxes	-	-

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Velocity Oil and Gas, Inc. (“Velocity”) was incorporated in the State of Nevada on May 16, 2006. Since inception, the Company is a start-up entity with the intention of being involved in oil and gas exploration and development with a geographic focus in Texas and Louisiana.

Basis of Presentation. The accompanying unaudited interim financial statements of Velocity and its wholly-owned subsidiary, South Marsh LLC, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Velocity’s Form 10K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for fiscal 2008 as reported in the Form 10-K, have been omitted.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and expenses in the statement of expenses. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements. Velocity does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Velocity’s results of operations, financial position or cash flow.

Effective this quarter, Velocity implemented SFAS No. 165, Subsequent Events (“SFAS 165”). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The adoption of SFAS 165 did not impact Velocity’s financial position or results of operations. Velocity evaluated all events or transactions that occurred after June 30, 2009 up through August 19, 2009, the date Velocity issued these financial statements.  During this period, Velocity did not have any material recognizable subsequent events.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Velocity incurred a net loss of $90,587 for the six months ended June 30, 2009, and has an accumulated deficit of $377,571 and a working capital deficit of $106,753 as of June 30, 2009.  These conditions raise substantial doubt as to Velocity’s ability to continue as a going concern.  Management is trying to raise additional capital through sales of common and preferred stock.  The financial statements do not include any adjustments that might be necessary if Velocity is unable to continue as a going concern.

NOTE 3 – UNPROVED PROPERTIES

In December 2008, Velocity, through its ownership in South Marsh LLC, acquired a 40% working interest in South Marsh Island Block 138 which is located off the Louisiana coast in the Gulf of Mexico. The purchase price of $12,500 is included in accounts payable. Velocity’s lease on this property expired on June 30, 2009 and the $12,500 book value of the property was written-off through impairment of oil and gas properties during the six months ended June 30, 2009.

NOTE 4 – ADVANCES FROM RELATED PARTY

Velocity borrows advances from a shareholder periodically.  The advances are non-interest bearing and due on demand with twelve months and one day’s notice.  At June 30, 2009 and December 31, 2008, there was an outstanding balance of $90,692 and $55,286, respectively, due the shareholder.

NOTE 5 – PREFERRED STOCK

Series A Preferred Stock

On March 2, 2009, the Company's Board of Directors unanimously agreed by a written consent to action without a meeting, to adopt a Certificate of Designations for the creation of a Series A preferred stock, which was filed with the Secretary of State of Nevada on June 10, 2009.

The Series A Preferred Stock has a par value of $0.001 per share and consists of one thousand (1,000) shares, each having no dividend rights, no liquidation preference, and no conversion or redemption rights. The shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote.

Series B Preferred Stock

On May 5, 2009, the Company’s Board of Directors unanimously agreed by a written consent to action without a meeting, to adopt a Certificate of Designations for the creation of a Series B preferred stock, which was filed with the Secretary of State of Nevada on June 11, 2009.

The Series B Preferred Stock has a par value of $0.001 per share and consists of two million (2,000,000) shares, each having no dividend rights, no liquidation preference, no voting rights and no redemption rights.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Velocity Oil & Gas, Inc.
(an exploration stage company)

We have audited the accompanying consolidated balance sheets of Velocity Oil & Gas, Inc. (the “Company”) (an exploration stage company), as of December 31, 2008 and 2007 and the related consolidated statements of expenses, changes in stockholders’ equity (deficit) and cash flows for the years then ended and the period from May 16, 2006, inception, to December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered a loss from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 30, 2009

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$5,716	$1,286
Prepaid expense other current assets	-	3,000
Total current assets	5,716	4,286

Property, plant and equipment, net of accumulated
depreciation of $2,583 and $1,230, respectively	4,870	1,480
Unproved oil and gas properties	12,500	50,000

TOTAL ASSETS	$23,086	$55,766

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$16,938	$6,908
Accounts payable – related party	1,207	-
Accrued liabilities	52,406	100
Total current liabilities	70,551	7,008

Long-term advances - related party	55,286	17,536
Note payable to shareholders	12,764	8,264
Total liabilities	138,601	32,808

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares
authorized; 11,620,500 and 11,320,500 shares issued and
outstanding, respectively	11,621	11,321
Additional paid-in capital	159,848	130,148
Deficit accumulated during the exploration stage	(286,984)	(118,511)
Total stockholders' equity (deficit)	(115,515)	22,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$23,086	$55,766

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF EXPENSES

			Inception
	Year Ended		Through
	December 31,		December 31,
	2008	2007	2008

Operating expenses:
General and administrative	$145,890	$73,599	$262,907
Impairment of oil and gas properties	20,020	-	20,020
Depreciation	1,353	903	2,583
Total operating expenses	167,263	74,502	285,510

Operating loss	(167,263)	(74,502)	(285,510)

Interest expense	(1,210)	(264)	(1,474)

Net loss	$(168,473)	$(74,766)	$(286,984)

Basic and diluted net loss
per common share	$(0.01)	$(0.01)
Weighted average common
shares outstanding	11,567,768	10,815,777

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
May 16, 2006 (Inception) Through December 31, 2008

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-in	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Common shares issued for cash	10,360,500	$10,361	$35,689	$-	$46,050
Common shares issued for services	300,000	300	-	-	300
Warrants granted	-	-	19,119	-	19,119
Net loss	-	-	-	(43,745)	(43,745)
Balances at December 31, 2006	10,660,500	10,661	54,808	(43,745)	21,724

Common shares issued for cash	250,000	250	24,750	-	25,000
Common shares issued for services	10,000	10	990	-	1,000
Common shares issued as finder's fees	500,000	500	49,500	-	50,000
Cancellation of common shares	(100,000)	(100)	100	-	-
Net loss	-	-	-	(74,766)	(74,766)
Balances at December 31, 2007	11,320,500	11,321	130,148	(118,511)	22,958

Common shares issued for services	300,000	300	29,700	-	30,000
Net loss	-	-	-	(168,473)	(168,473)
Balances at December 31, 2008	11,620,500	$11,621	$159,848	$(286,984)	$(115,515)

See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Inception
	Year Ended		Through
	December 31,		December 31,
	2008	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(168,473)	$(74,766)	$(286,984)
Adjustments to reconcile net loss to cash used
in operating activities:
Depreciation	1,353	902	2,583
Debt issued for interest	-	264	264
Impairment of oil and gas properties	20,020		20,020
Stock issued for services	30,000	1,000	31,300
Warrant expense	-	-	19,119
Changes in assets and liabilities:
Prepaid expenses and other receivables	3,000	4,500	-
Accounts payable	(2,470)	6,908	4,438
Accounts payable – related party	1,207	-	1,207
Accrued liabilities	52,306	100	52,406
NET CASH USED IN OPERATING ACTIVITIES	(63,057)	(61,092)	(155,647)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(4,743)	-	(7,453)
Proceeds from sale of oil and gas properties	29,980	-	29,980
NET CASH PROVIDED BY INVESTING ACTIVITIES	25,237	-	22,527

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	64,500	17,536	85,002
Proceeds from note payable to shareholder	4,500	8,000	12,500
Repayments of advances from related party	(26,750)	(2,966)	(29,716)
Proceeds from issuance of common stock	-	27,800	71,050
NET CASH PROVIDED BY FINANCING ACTIVITIES	42,250	50,370	138,836

NET CHANGE IN CASH	4,430	(10,722)	5,716
Cash, beginning of period	1,286	12,008	-
Cash, end of period	$5,716	$1,286	$5,716

Cash paid for:
Interest	$-	$-
Income taxes	-	-

Non-cash investing and financing activities:
Acquisition of unproved property for payable	$12,500	$-
Cancellation of common shares	-	100
Common shares issued as finder’s fee for unproved properties	-	50,000
See notes to consolidated financial statements.

VELOCITY OIL & GAS, INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Velocity Oil and Gas, Inc. (“Velocity”) was incorporated in the State of Nevada on May 16, 2006. Since inception, the Company is a start-up entity with the intention of being involved in oil and gas exploration and development with a geographic focus in Texas and Louisiana.

Basis of Presentation. The consolidated financial statements of Velocity and its wholly owned subsidiary have been prepared by Velocity and have been audited, pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and expenses in the statement of expenses. Actual results could differ from those estimates.

Property and Equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three and five years.

Impairment of Long-Lived Assets. Velocity reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Velocity assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Income Taxes. Velocity recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Velocity provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Net Loss Per Share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted for potential dilutive securities on an "as if converted" basis, by the weighted average number of common shares outstanding. For the period from May 16, 2006 (inception) to December 31, 2008, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Share-Based Compensation. Shares issued as compensation to employees and outside consultants for services are recorded at the fair value of the stock as measured on the date or dates the services were rendered.

Recently Issued Accounting Pronouncements. Velocity does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Velocity’s results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Velocity incurred a net loss of $168,473 for the year ended December 31, 2008, has an accumulated deficit of $286,984, and a working capital deficit of $64,835.  These conditions raise substantial doubt as to Velocity’s ability to continue as a going concern.  Management is trying to raise additional capital through sales of common and preferred stock.  The financial statements do not include any adjustments that might be necessary if Velocity is unable to continue as a going concern.

NOTE 3 – UNPROVED PROPERTIES

On November 8, 2007, Velocity signed a purchase and sale agreement for the acquisition of 100% of the membership interest in South Marsh LLC, a Delaware limited liability company, which owns unproved oil and gas properties in five oil and gas leases in the Outer Continental Shelf Area of the Gulf of Mexico. Velocity recorded $50,000 unproved property as a result of the transaction.

In July 2008, Velocity received a nonrefundable deposit of $29,980 representing the full purchase price, for the sale of 100% of the five oil and gas leases owned by South Marsh, LLC.  The remaining $20,020 book value of the unproved property was written-off through impairment of oil and gas properties during the nine months ended September 30, 2008. The sale never closed and Velocity retained its ownership in the oil and gas leases ad retained the nonrefundable deposit.

In December 2008, Velocity, through its ownership in South Marsh LLC, acquired a 40% working interest in South Marsh Island Block 138 which is located off the Louisiana coast in the Gulf of Mexico. The purchase price of $12,500 is included in accounts payable.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2008 and December 31, 2007:

		Amount
		December 31,
Description	Life	2008	2007
Computer equipment	3 years	$2,710	$2,710
Furniture and fixtures	5 years	4,743	-
Less: accumulated depreciation		(2,583)	(1,230)
		$4,870	$1,480

NOTE 5 – ADVANCES FROM RELATED PARTY

Velocity borrows advances from a shareholder periodically.  The advances are non-interest bearing and due on demand with twelve months and one day’s notice.  At December 31, 2008 and 2007, there was an outstanding balance of $55,286 and $17,536, respectively, due the shareholder.

NOTE 6 – NOTES PAYABLE

Velocity borrowed $8,000 from a shareholder in June 2007.  The note is due on demand with twelve months and one day’s notice and bears interest at 6% per annum.  The principal is convertible into common shares at $0.10 per share. During 2007, the accrued interest of $264 was converted to debt. At December 31, 2008, the outstanding balance on the note was $12,764.  Velocity evaluated the convertible portion under FAS 133 and EITF 00-19 for consideration of classification as a liability and derivative and determined both were not applicable. Velocity then evaluated the convertible portion under EITF’s 98-5 and 00-27 for consideration of beneficial conversion feature and determined none existed.

NOTE 7 – STOCKHOLDERS’ EQUITY

During the year ended December 31, 2008, Velocity issued 300,000 shares valued at $30,000 for professional fees.

During the year ended December 31, 2007, Velocity sold 250,000 shares to investors in a private offering for $25,000 in cash.  In connection with the private offering, Velocity also granted the investors 250,000 Class A Warrants with an exercise price of $0.25 per share and a term of 3 years and 250,000 Class B Warrants with an exercise price of $0.50 per share and a term of 3 years.

During the year ended December 31, 2007, Velocity also issued 500,000 shares valued at $50,000 as a finder’s fee for the acquisition of unproved properties.

During the year ended December 31, 2007, 100,000 previously issued shares were cancelled.  The shares were originally issued for services at inception and valued at $100.  The cancellation resulted in a decrease to common stock and an increase to additional paid-in capital of $100.  The net effect on Velocity’s total equity was zero.

A summary of changes in outstanding warrants is as follows:

		Weighted Average
	Warrants	Exercise Price

Outstanding as of December 31, 2006	921,000	$0.32
Granted	500,000	0.38
Canceled	-	-
Exercised	-	-
Outstanding as of December 31, 2007	1,421,000	0.34
Granted	-	-
Canceled	-	-
Exercised	-	-
Outstanding as of December 31, 2008	1,421,000	$0.34

1,421,000 warrants were exercisable at December 31, 2007 and 2008 with a weighted average exercise price of $0.34. The weighted average remaining life of the warrants outstanding at December 31, 2007 and 2008 was 1.82 and 1.23 years, respectively.

NOTE 8 – INCOME TAXES

Velocity uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2008, Velocity incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $211,473 at December 31, 2008, and will expire in the years ending December 31, 2026 through December 31, 2028.

	December 31,
	2008	2007
Deferred tax asset	71,901	24,820
Valuation allowance	(71,901)	(24,820)
Net deferred tax asset	-	-

 DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$8.42
Attorney's fees and expenses	40,000.00	*
Accountant's fees and expenses	10,000.00	*
Transfer agent's and registrar fees and expenses	1,500.00	*
Printing and engraving expenses	1,500.00	*
Miscellaneous expenses	5,000.00	*

Total	$58,008.42	*

 * Estimated

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

In May 2006, we issued 10,000,000 shares of our common stock to our then Chief Executive Officer and Director Frank A. Jacobs, in consideration for $10,000 of funding (or $0.001 per share), 100,000 shares of our common stock to a consultant in consideration for accounting and secretarial services rendered, and 200,000 shares of common stock and five (5) year warrants to purchase 200,000 shares of our common stock at an exercise price of $0.10 per share, to our legal counsel, David M. Loev, in consideration for legal services rendered. We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "Act") since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discount or commission was paid by us.

From September 2006 to August 2007, we sold an aggregate of 497,000 Units consisting of one (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”) in offshore transactions pursuant to Regulation S of the Securities Act of 1933 for consideration of $0.10 per share or an aggregate of $49,700 to thirty shareholders.   We claim an exemption from registration afforded by Regulation S of the Act ("Regulation S") for the above issuances since the issuances were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing.

From September 2006 to July 2007, we sold an aggregate of 105,000 Units consisting of one  (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”) to seven (7) non-accredited shareholders in violation of the Securities Act, as no valid exemption covered such sales, and as such, those seven (7) non-accredited shareholders were offered rescission of their purchases pursuant to a Rescission Offer, which included disclosure similar to the disclosure contained in this Prospectus (the “Rescission Offer”).  All but one of the investors rejected the Rescission Offer and decided to retain their shares.  We returned the one investor’s $200 investment and cancelled the 2,000 Units which were sold to such rescinding investor in August 2007.  We claim an exemption from registration for the Rescission Offer and the sale of the Units as afforded by Rule 506 of Regulation D under the Act.

In October 2006, we sold 10,000 Units consisting of one (1) share of common stock, one (1) three year Class A Warrant to purchase one (1) share of common stock at an exercise price of $0.25 per share and one (1) three year Class B Warrant to purchase one (1) share of our common stock at an exercise price of $0.50 per share (the “Units”), to one accredited shareholder for $0.10 per unit, or total consideration of $1,000.  As a result of our failure to provide our non-accredited investors proper disclosure, the sale of the 10,000 Units to the accredited shareholder may have been in violation of the Securities Act as well, and as such, such accredited investor was offered rescission pursuant to the Rescission Offer and chose to reject such rescission offer.  We claim an exemption from registration for the Rescission Offer and the sale of the Units to the accredited investor as afforded by Rule 506 of Regulation D under the Act.

In July 2007, we issued two consultants 5,000 shares of our restricted common stock each, in consideration for web design and internet consulting services rendered. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discount or commission was paid by us.

In September 2007, we issued 4,000,000 shares of our restricted common stock to Polaris Holdings, Inc, in connection with and pursuant to the terms of a Participation Agreement, described above.  In October 2007, we cancelled the Participation Agreement and the shares previously issued to Polaris.  We claim an exemption from registration offered by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In October 2007, we cancelled 100,000 shares of common stock previously issued to a consultant in consideration for accounting and secretarial services rendered in May 2006, which shareholder agreed to and consented to such cancellation.

In November 2007, we issued 500,000 shares of our restricted common stock to Sterling Grant Capital, Inc., in connection with and consideration as a finder’s fee in connection with a Purchase and Sale Agreement entered into by the Company.  We claim an exemption from registration offered by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In January 2008, 200,000 shares of common stock were issued to Island Stock Transfer for their services as Transfer Agent to the Company. We claim an exemption from registration offered by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In May 2008, 100,000 shares of common stock were issued to our legal counsel, David Loev for legal services provided to the Company. We claim an exemption from registration offered by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In October 2009, we agreed to issue 1,000,000 shares of common stock to Capersia Pte Ltd. (“Capersia”), in connection with the conversion by Capersia of $1,000 of the amount outstanding under a Promissory Note held by Capersia, which shares have not been issued as of the date of this Prospectus, but which have been included in the number of issued and outstanding shares disclosed through this filing. We claim an exemption from registration offered by Section 4(2) of the Act since the foregoing issuance will not involve a public offering, the recipient will take the shares for investment and not resale and we will take appropriate measures to restrict transfer.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(5)	Certificate of Designations of Series A Preferred Stock

Exhibit 3.3(5)	Certificate of Designations of Series B Preferred Stock

Exhibit 3.4(1)	Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Acquisition & Participation Agreement with Polaris Holdings, Inc.

Exhibit 10.2(1)	$8,000 Promissory Note with Capersia Pte. Ltd.

Exhibit 10.3(1)	Amendment to Acquisition & Participation Agreement

Exhibit 10.4(2)	Assignment of Membership Interests

Exhibit 10.5(2)	Assignment of Production Payment

Exhibit 10.6(2)	Purchase and Sale Agreement By and Between Entek USA Inc. and Velocity Oil & Gas, Inc.

Exhibit 10.7(+)(3)	Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX

Exhibit 10.8(2)	Amendment to Amended and Restated Participation Agreement

Exhibit 10.14(3)	Amended Promissory Note with Capersia

Exhibit 10.15(3)	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.16(3)	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.17(4)	Assignment agreement with Ridgelake Energy, Inc.

Exhibit 10.18*	Second Amendment to Promissory Note with Capersia

Exhibit 10.19*	Third Amendment to Promissory Note with Capersia

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 99.1(3)	Letter From Frank Jacobs

*   Filed herewith.

 +  Includes all material exhibits of the Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX.

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on October 1, 2007, and incorporated herein by reference.

(2) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on December 21, 2007, and incorporated herein by reference.

(3) Filed as an exhibit to our Form S-1 Registration Statement filed with the Commission on March 21, 2008, and incorporated herein by reference.

(4) Filed as an exhibit to our Form 8-K Report filed with the Commission on November 10, 2008, and incorporated herein by reference.

(5) Filed as an exhibit to our Form 8-K filed with the Commission on June 19, 2009, and incorporated herein by reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.           For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7.           For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8.           That, for the purpose of determining liability under the Securities Act to any purchaser:

                       a). If the small business issuer is relying on Rule 430B:

1.
Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                       b). If the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Jakarta Pusat, Indonesia, on October 28, 2009.

VELOCITY OIL & GAS, INC.

By: /s/ Edwargo Setjadiningrat
Edwargo Setjadiningrat
President (Principal Executive Officer),
Principal Financial Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By: /s/ Edwargo Setjadiningrat
Edwargo Setjadiningrat
President (Principal Executive Officer),
Principal Financial Officer and Director

October 28, 2009

/s/ Frank A. Jacobs
Frank A. Jacobs
Secretary and Director

October 28, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(5)	Certificate of Designations of Series A Preferred Stock

Exhibit 3.3(5)	Certificate of Designations of Series B Preferred Stock

Exhibit 3.4(1)	Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Acquisition & Participation Agreement with Polaris Holdings, Inc.

Exhibit 10.2(1)	$8,000 Promissory Note with Capersia Pte. Ltd.

Exhibit 10.3(1)	Amendment to Acquisition & Participation Agreement

Exhibit 10.4(2)	Assignment of Membership Interests

Exhibit 10.5(2)	Assignment of Production Payment

Exhibit 10.6(2)	Purchase and Sale Agreement By and Between Entek USA Inc. and Velocity Oil & Gas, Inc.

Exhibit 10.7(+)(3)	Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX

Exhibit 10.8(2)	Amendment to Amended and Restated Participation Agreement

Exhibit 10.14(3)	Amended Promissory Note with Capersia

Exhibit 10.15(3)	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.16(3)	Letter Agreement Regarding Terms of Jacobs Oil & Gas, Inc. Advances

Exhibit 10.17(4)	Assignment agreement with Ridgelake Energy, Inc.

Exhibit 10.18*	Second Amendment to Promissory Note with Capersia

Exhibit 10.19*	Third Amendment to Promissory Note with Capersia

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 99.1(3)	Letter From Frank Jacobs

*   Filed herewith.

 +  Includes all material exhibits of the Amended and Restated Participation Agreement between South Marsh, Ridgelake and GulfX.

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on October 1, 2007, and incorporated herein by reference.

(2) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on December 21, 2007, and incorporated herein by reference.

(3) Filed as an exhibit to our Form S-1 Registration Statement filed with the Commission on March 21, 2008, and incorporated herein by reference.

(4) Filed as an exhibit to our Form 8-K Report filed with the Commission on November 10, 2008, and incorporated herein by reference.

(5) Filed as an exhibit to our Form 8-K filed with the Commission on June 19, 2009, and incorporated herein by reference.